Exhibit 99.1

                Callaway Golf Announces Acquisition of Top-Flite

    CARLSBAD, Calif.--(BUSINESS WIRE)--June 30, 2003--Callaway Golf Company (NYSE:ELY) today announced that it has entered into an agreement with The Top-Flite Golf Company to purchase the major assets associated with Top-Flite's business, including its manufacturing facilities, the Top-Flite, Strata and Ben Hogan brands, and all golf-related patents and trademarks. The assets will be acquired free and clear of any existing debt and most other liabilities pursuant to a Chapter 11 petition filed by the Top-Flite Company on June 30, 2003 and subject to approval by the U.S. Bankruptcy Court in Wilmington, Delaware. The total price to be paid by Callaway Golf for the acquired assets will be approximately $125 million, subject to certain adjustments. Completion of the transaction is contingent upon, among other things, the approval of the Bankruptcy Court and government review under the Hart-Scott-Rodino Premerger Notification Act. Top-Flite business operations will continue as usual during the pendency of the bankruptcy proceedings. Top-Flite's international operations are part of the sale but not part of the bankruptcy process.
    Upon consummation of the acquisition, Callaway Golf will initiate steps to consolidate its golf ball and golf club manufacturing and R&D operations. Callaway Golf expects to incur charges to earnings of up to $70 million, mostly non-cash, in connection with this process, with the charges to be taken as incurred over the next several months.
    Ron Drapeau, Chairman, President and CEO of Callaway Golf, said, "Our acquisition of the Top-Flite assets free from the significant debt load that burdened the company should permit us to reverse the recent decline of the Top-Flite brand in the golf ball marketplace. We also believe that our consolidated golf ball operations will provide Callaway Golf and its shareholders with the solution to the profitability drain that has dogged our golf ball business since start up. Moreover, the acquisition of the Top-Flite and Ben Hogan brands in golf clubs permits us to participate in categories and channels where the Callaway Golf brand has been absent or had little presence. Overall, we see this as an opportunity to compete effectively in a broad range of golf equipment business segments. We have every reason to believe that we will receive all needed approvals to complete the transfer of these Top-Flite assets to Callaway Golf later this year."
    Jim Craigie, CEO of Top-Flite said, "The proposed sale of our assets to Callaway Golf will allow Top-Flite to emerge as a stronger competitor, maximizing the value of our brands to the benefit of our employees and other stakeholders. By becoming part of Callaway Golf we can increase marketing support behind our well-known brands and innovative technology, as proven by recent wins at the U.S. Open, the Senior PGA Championship and the British Masters. We have the ultimate respect for Callaway Golf's brand, market position, management team and financial performance, and look forward to entrusting them with these great brands and valuable assets going forward."
    Further details on the acquisition will be disclosed as the process in Bankruptcy Court proceeds. Management plans to cover this topic further during the regularly scheduled investor conference call set for 5:00 p.m. EDT on July 17, 2003.

    Disclaimer: Statements used in this press release that relate to future plans, events, financial results or performance, including statements relating to the completion and timing of the acquisition of The Top-Flite Golf Company, the bankruptcy court or Hart-Scott-Rodino review or approval process, and the anticipated future performance and benefits of the consolidated operations, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Actual results may differ materially from those anticipated as a result of certain risks and uncertainties, including but not limited to the uncertainties inherent in obtaining approval of the bankruptcy court and government review under the Hart-Scott-Rodino Premerger Notification Act and risks related to the golf industry and the Company's business in general. For additional information concerning risks related to the golf industry and the Company's business in general, see Part I, Item 2, of the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed from time to time with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

    Callaway Golf Company makes and sells Big Bertha(R) Metal Woods and Irons, including Great Big Bertha(R) II Titanium Drivers and Fairway Woods, Big Bertha Steelhead(TM) III Stainless Steel Drivers and Fairway Woods, Hawk Eye VFT Tungsten Injected(TM) Titanium Irons, Big Bertha Stainless Steel Irons, Steelhead X-16(TM) and Steelhead X-16 Pro Series Stainless Steel Irons, and Callaway Golf Forged Wedges. Callaway Golf Company also makes and sells Odyssey(R) Putters, including White Hot(R), TriHot(R), DFX(TM) and Dual Force(R) Putters. Callaway Golf Company makes and sells the Callaway Golf(R) HX(R) Blue and HX Red balls, the CTU 30(R) Blue and CTU 30 Red balls, the HX 2-Piece Blue and HX 2-Piece Red balls, the CB1(R) Blue and CB1 Red balls, and the Warbird(TM) golf balls. For more information about Callaway Golf Company, please visit our Web sites at www.callawaygolf.com and www.odysseygolf.com.

    CONTACT: Callaway Golf Company
             Ron Drapeau / Brad Holiday / Larry Dorman
             760/931-1771